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                        LIST OF SIGNIFICANT SUBSIDIARIES





Cross Creek Apparel, LLC (organized under the laws of North Carolina)

DeSoto Mills, Inc. (incorporated in Alabama)

Russell Europe Limited (organized under the laws of the United Kingdom)

Mossy Oak Apparel Company (incorporated in Delaware)






                                     IV-15